Exhibit 99.2

Fiscal 2009 Investor Conference Call

March 4, 2010

4:30pm (ET)

Good afternoon and welcome to Celsius Holdings, Inc’s Fiscal 2009 investor conference call. Joining me on the call today is Steve Haley, the company’s Chief Executive Officer and Geary Cotton, Chief Financial Officer.

During the course of this conference call we will make forward-looking statements regarding future events and the future performance of the Company. We caution you that such statements reflect our best judgment based on factors currently known to us, and that you should not rely on such forward-looking statements since our actual events or results could differ materially as a result of a number of important factors. These factors include general economic and business conditions, trends, the impact of competition, technology and regulations and other risks and uncertainties discussed in the reports we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements or other information provided during this conference call.

In adherence to Regulation Fair Disclosure, the Company has provided information in its fiscal 2009 results press release and this publicly announced financial results conference call. We will not provide any further guidance or updates on our performance during the quarter unless we do so in a public forum.

Operator turns call over to Steve.

Thanks Manny and thank you for joining us for our Fiscal 2009 investor conference call.

Financial results for our fiscal 2009 were released to the public on March 4th through our press release distributed on this Thursday morning. You can view a copy of this document on our web-site at www.celsius.com in the investor section.

I will begin with some prepared comments regarding highlights of our fourth quarter results & operations as well as progress made so far this year. So as we have sometimes done in the past, this is more of a state of the company update than only a reflection on the fourth quarter or 2009 as a whole. After this brief update I will then turn it over to Geary Cotton, our Chief Financial Officer for more details on the specific numbers for the quarter and year. And after Geary reviews the financials, we will open it up for your questions.

We have accomplished several key milestones since our last conference call. In fact, if you compare the company now versus a year ago, we have made significant progress. We moved from the bulletin board to Nasdaq, and raised the growth capital that should last until we reach profitability.

I want to thank Carl DeSantis for having the foresight and vision of what Celsius could become. His guidance and funding got us to the point to where we could do the secondary offering to raise over 13 million dollars.

In addition to our work on the capital side, we have strengthened our board of directors and oversight committees. Joining Geary Cotton, Bill Milmoe, Jim Cast and I, are Tom Lynch, Richard Swanson and Chris Nast.

Tom Lynch became a director of our company in November 2009. He’s been President of the Plastridge Insurance Agency since 1975. He’s been a director of the 1st United Bank since 2004 and on the Board of Governors for Citizens Property & Casualty Insurance. He is also on the board of many charitable organizations and has served as an elected official for many government entities over the past twenty years.

Rich Swanson joined the board in December. He’s a principal of the Swanson Group, a consumer products sales and marketing firm. Rich also is serving his second term as a member of the National Association of Chain Drug Stores on the Retail Advisory Board and currently functioning on its steering committee. Rich has been a senior executive within the consumer products industry for 31 years and held positions with Procter & Gamble and Confab Corporation prior to forming his own sales and marketing firm in 1998.

Chris Nast joined in January. He has vast consumer products experience with Chesebrough-Pond’s, Colgate Palmolive, and Rexall Sundown. He was Executive Vice President of Colgate North America from 1989 to 1995. He served on Rexall’s board of directors from 1993, when the company went public, until the company was sold. Chris also served as Rexall’s President and COO from 1995 until he was named its CEO in 1997. He retired when Rexall was sold in June 2000 to Royal Numico.

Before going into the Q4 highlights, I’d like to put our progress into perspective relative to our overall strategy. As I have relayed in prior conference calls, last spring we decided to evolve our route to market strategy. Instead of primarily selling through distributors, we would focus our resources towards selling direct to the retailers. Our experience showed that it was taking too long to put together a contiguous group of distributors that could cover the larger retail chains footprint of store locations.

So last spring and through the summer we transformed our sales force from one primarily strong in selling to and servicing distributors to a force that understood and had the relationships to sell directly to the larger chains. With this change in strategy we also added CROSSMARK as our sales and merchandising partner to aid in the initial sell in, the merchandising efforts and management of the chains. We also developed and launched a comprehensive marketing plan which was important in influencing the retailers to stock Celsius.

On the November conference call I listed many of the new retail wins that the team had brought on. By the way, I also discussed on the last two calls, the length of time that it can take to make it to the actual shelves in some of these multi-thousand location chains. Sometimes it can take 60 to even 120 days to get onto all of the approved shelves. With this route to market strategy of selling into and through the retailer’s own supply chain, we are more dependent on their personnel and systems. Some locations move quicker and adhere to the plans better than others.

With this change in strategy and subsequent success in bringing on more key retailers as a backdrop, it should help put our growth into perspective. We had $2.4 million in net revenue in the fourth quarter. This is an increase of 283% over the 4th quarter of 2008.

We continued to add key retailers at a strong pace in the fourth quarter and into this year. Celsius is currently planned in 33,800 retail outlets as measured by Nielsen. This does not include GNC or Vitamin Shoppe or other channels such as health & fitness. There is a total of 75,000 stores measured. Currently, based on planograms or retailer plans and authorizations, we are at 45% ACV. This is up from 5% as late as last June.

ACV or All Commodity Volume is a metric that represents the total annual sales volume of retailers within the channels of Food, Drug, Club and Mass (FDMC). In analyzing distribution, it helps value a Wal-Mart store vs. a local convenience store and the industry uses this measure instead of only counting the number of locations or doors.

So again; last June we had distribution to retailers that did barely 5% of the entire sales volume of FDMC. At this time, we are in stores that do 45% of the entire volume of commodities in these channels of trade.

In the drug channel we began shipments to Walgreens and Rite Aid toward the end of the year. We are also now shipping to CVS. Combined with Duane Reade and Marcs, we are planned into over 18,000 doors or locations which equate to better than 95% ACV in the drug channel.

We had our first shipments into the club channel in the 4th quarter with 285 Costco stores. We are beginning shipments to the remaining Costco stores now and should be in all 408 US stores in April. We are also pleased to announce that we are beginning shipments to Sam’s Club. Sam’s has agreed to stock Celsius in a select group of their locations and we are starting with 113 club stores throughout Texas, Colorado and Washington. With shipments to the remaining Costco stores and the initial Sam’s club stores we will have about 56% ACV of the club channel of trade.

In the grocery channel we added Winn Dixie, Harris Teeter, Giant Carlisle and Ralphs in Q4. Some key recent wins include that we have added Hy-Vee and Dierbergs in the Midwest. These chains are high quality, progressive chains that provide a terrific shopping experience to consumers throughout eight states. Also in the Midwest we added Shopko, which is one of the premier mass retailers in the Midwest with locations in more than 13 states. Adding the new grocers to our distribution gives us a grocery ACV of 30%. We are also proud to now announce that we will be in the Publix stores here in the south east in May. Shipments to their distribution centers will begin in March and April.

In the convenience channel, we have just added two top-15 national convenience chains, Casey’s General Stores and Cumberland Farms which represent over 2000 incremental locations in the Midwestern and Eastern portions of the US. The convenience channel is quite splintered and the majority of stores do not have scan data for the ACV calculation.

The team has made great progress getting Celsius onto more shelves and we plan on being at 80% total ACV by the end of this year.

In addition to the food, drug, club, convenience and mass channels of trade we have made good progress in the health & fitness channel as well as with many e-commerce retailers. Some of these help Celsius more from a consumer awareness and trial standpoint than revenue volume. We just initiated our first in the military channel as AAFES (the Army Airforce Exchange Service) has approved both the Celsius Ready-to-Drink cans and the On-the-Go packets in their largest locations worldwide.

Our highest priority has been getting distribution. With the capital raise now behind us, this year’s number one priority will be creating the consumer awareness and trial needed for the sales from the shelves. Results have shown that when consumers know about Celsius, understand what it does and have a chance to try it, a good percentage become loyal customers. We continue to combine PR, grass roots events and various advertising methods to increase awareness and drive trial.

PR is a key component of our marketing, especially when we get trusted third party endorsements. Celebrity seeding continues. We opportunistically utilize gifting suites such as the Golden Globe, Emmy's, and the up-coming Oscars. We continue to build high awareness among many celebrities. Also, in February alone, we sampled thousands of Celsius cans across 5 states in many local events as well as the in-store sampling at various retailers like Costco.

Mario Lopez continues to attract attention as our Celsius national spokesperson. Just this last weekend he participated in a huge event at the Ft. Lewis Military base, where thousands of soldiers and their families were able to try Celsius. Mario signed autographs, entertained the troops and helped lead to a great kickoff in the important military channel. Hopefully you've seen Mario on Extra holding a can of Celsius. He loves Celsius and continues to promote the brand whenever possible. We announced Mario on the November conference call and our first usage was him appearing on the giant Jumbotron on Times Square along with our 30 second TV spot. This started the day before the big Thanksgiving parade in New York City and ran through part of February. In addition to various print ads, we have him on a large sign at the entrance of many of the Duane Reade stores throughout New York City, as well as on many strategically placed signs beside the clocks in the subway system in New York.

Advertising continues to raise awareness in key markets and nationally. Radio is an important component as we continue in the top 16 Celsius markets with DJ endorsements and with a combination of 30 and 60 seconds spots. Radio is averaging 12 million impressions per month.

We are continuing with national cable TV and network spot-buys, averaging upwards to 80 million impressions per month.

This included over 74 million impressions for February on 11 cable networks including Fox News, Bravo, Lifetime, Lifetime Movies, WE, Style, DIY. Network spot-buys continued to air from 7-9 a.m. on ABC’s Good Morning America and NBC’s The Today Show in key Celsius markets and delivered over 6.8 million impressions.

We continue to utilize print media in national health and fitness magazines, such as Women's Health, Self, and Shape. All advertising vehicles feature a call-to-action coupon to drive retail sales.

In the stores we are just initiating the Catalina Coupon system. Many of you may have experienced this system in the past. If you have received a coupon printed along with your receipt at a check-out counter based on some of the items that you have purchased, it was most likely the Catalina system or one like it. We are waiting on redemption results for analysis to help us fine-tune which products purchased should trigger a Celsius coupon.

As I mentioned, event and grassroots marketing continue in top Celsius markets. Trial is important for the brand and we will continue to sample at events targeted to Celsius consumers. This includes 5K or 10K runs, health and fitness expos with big shows such as Arnold Fitness Expo and IHRSA on the horizon.

We are increasing our Internet Marketing with more on-line banner ads on targeted websites that offer coupons to drive trial at retail. A new ecommerce site on our own Celsius.com site is ready to launch later this month.

As I now turn it over to Geary, let me first say how good it is to have him on board. It is also good that Jan continues to play an important role. I don’t think our small company would have made it to where we are without the hard work and dedication of Jan. That said; adding Geary’s wisdom and experience to the team is exciting for this stage of our growth. And I don’t just mean his experience on the institutional investor or the Wall Street side of the business. Geary joined Carl DeSantis at Rexall Sundown when they were just about our size, $12 million in annual sales. Geary helped take them to Nasdaq, as we have just done, and then to become a Nasdaq 100 company. Eventually, Geary led the process as they were acquired by Royal Numico for 1.8 Billion dollars. He instilled processes, reporting and a culture of accountability that helped Rexall grow 25% on average every year. By the way, he was aided in this process by Chris Nast, who has just joined our board. It is great to have Geary more involved in the daily operations beyond just his input from the board level. With that said, I now turn it over to Geary to review our results.

Thank you Steve and thank you for joining us today.

First of all let me tell you how excited I am to be working with the Celsius team including the colleagues from the Rexall Sundown days.

Secondly I want to welcome all the new shareholders that have come on board through our recent capital offering. I would also like to thank all the shareholders that have been such loyal supporters of the Celsius products over the past years.

Now, let’s review the financial highlights for the 4th quarter of 2009.

Our revenue for the last quarter of 2009 was $2.4 million, a 283% increase over the $621 thousand for the same quarter a year ago. This increase was a combination of increase in sales channels as well as initial shipments to new customers.

 Initial shipments to new customers were 1.7 million dollars in the quarter. New customers shipped in the quarter included Costco, Walgreens, Super Value, Rite Aid. Costco alone accounted for approximately $1 million with initial distribution to 285 stores of the total 408 in the chain. The balance of the stores is expected to be shipped in March and April.

Our gross profit for the fourth quarter was 54.9% as compared to 28.1% for the same quarter last year. Last year’s results included a write down of bottle inventory of approximately $130,000.

As Steve mentioned, there has been a strategic shift to focusing on selling direct to the retailers. This shift has led to the increase in gross margin experienced in the fourth quarter.

We have had questions raised as to how various discounts such as slotting fees, coupon redemptions and store circular advertising fees are accounted for. All these expenses are deducted before net sales. In other words, they are not included in sales and marketing expense but deducted in deriving net revenue.

Many investors have asked for guidance as to gross margins going forward. While we have not commented on this before, we do feel comfortable about giving guidance in the 45 – 55 % range. While I realize this is a large range, gross margins can be affected by promotional expenses, distribution method as well as mix within the food, drug, mass, club, convenience and military channels. This range should condense with more history.

Sales and marketing expenses were $2.7 million in the fourth quarter as compared to $1 million in the same period last year. Of the $1.7 million increase 231,000 was related to payroll cost of increasing the sales and marketing departments. The balance represents an increase in the advertising and marketing efforts including TV, radio and print advertising. We expect to ramp up the marketing expense in the 1st and 2nd quarter of 2010.

Our general and administrative costs increased to $829,000 from $418,000 in the 4th quarter a year ago. Of this $411,000 increase, 280,000 represents an increase in option and warrant expense related to employees, directors and a national spokesperson.

Our net interest expense increased from $49,000 in the fourth quarter of 2008 to $200,000 for the same period this year. The increase was mainly due to increase in debt, and amortization of debt discount.

Our net loss increased from $1.3 million for the fourth quarter last year to $2.4 million for the fourth quarter in 2009, or thirty cents per share in 2009 vs. eighteen cents per share last year, both basic and diluted. Please be aware that dilutive common share equivalents of 2.8 million shares were not included in the computation of diluted earning per share because the inclusion would be anti-dilutive.

Our revenue for 2009 was $5.9 million as compared to $2.6 million for 2008. The increase of 127 % was mainly due to increased sales in to new customers across all sales channels.

Our gross profit for the year was 47.8% as compared to 29.2% for the 2008 year. The margin this year was improved from previous year, mainly due to increased volumes, lower production costs and mix of business between sales to distributors and direct-to-retailers, also in 2008 we had a large write-down of bottle inventory.

Our operating expenses have increased compared to last year. Our sales and marketing expenses were $8.0 million this year as compared to $3.9 million for 2008. The main reason for the increase is our investment in traditional advertising, i.e. radio, TV and some print ads.

Our G&A expenses increased by $517,000, from $1.7 million to $2.3 million in 2009. Of this $517,000 increase, 367,000 is mainly due to increased cost for options and warrants issued to employees, directors and a national spokesperson as compared to previous year.

Our net interest expense decreased from $342,000 in 2008 to $305,000 for 2009. The increase was mainly due to differences of net debt/receivable levels.

Our net loss increased from $5.3 million for 2008 to $7.8 million for 2009, or $1.02 cents per share in 2009 vs. 82 cents per share in 2008, both basic and diluted.

We had a stockholders’ deficit of $3.2 million at the end of December.

Our cash requirements from operating activities for the year were $9.6 million compared to $4.8 million for the previous year.

During the last quarter of 2009 we converted a note for $1 million to Series A preferred shares. We also converted all the Series B Preferred shares to 4.3 million common shares. In December we executed a 20-for-one reverse split. Subsequent to year end we raised new equity capital in form of a secondary offering. We received a net of $13.1 million for the sale of 900,000 units, each unit consisting of 4 shares and a warrant to purchase one additional share for $5.32.

Today we have 15.7 million shares outstanding.

I direct you to read our Form 10-K for year 2009 for further explanations and other important information about the company. We expect to file the 10-K within a week or so.

Now I will turn the call back over to our CEO, Steve Haley.

Thanks Geary.

So now we have the capital to grow. We have the infrastructure ready along with a passionate, enthusiastic and experienced management team. We are excited about the new retailers that we have just announced such as Sam’s Club, Shopko, Dierbergs, Hy-Vee and of course Publix.

As I mentioned, while we will continue to add new retailers, the primary focus will be consumer awareness and trial along with strong in store execution.

We are doing well in most retailers and channels and there are some that we need to work on. We know that sampling increases sales so we will continue to sample in store and at large national and local events. We will increase our trade marketing with targeted retailers or markets.

We have learned that the Burn Baby Burn jingle helps with recall of our television ads but many do not remember or maybe understand what Celsius is or does. We have also learned that our best and most loyal customers drink Celsius as part of an overall fitness or health and well being plan. So we are fine tuning our messaging and getting clearer with the Celsius story and its benefits. Our five key benefits or attributes are the proven and significant calorie burn, lasting energy, reduced fat, increased muscle mass and great taste. You will soon see our evolution to a more aggressive campaign around the Celsius unique selling proposition over the next couple of months.

So in summary we are excited about the new distribution and committed to excellent in store execution and to stepping up our marketing to drive home the proven benefits of Celsius. We have the capital and team in place and we have given guidance of a revenue target of $25 million for the current year and we plan to move to cash flow positive by the end of this year. Our enthusiasm is high as is our commitment to delivering real results. We thank you for your continued confidence and support. With that, we’ll open it up for your questions.